Exhibit 99

FOR IMMEDIATE RELEASE

Contact:
Keri Lucas
Director of Public Relations
614.278.7023

Big Lots, Inc. Appoints James Tener to Board of Directors

January 28, 2005 (Columbus, OH) — Today Big Lots, the nation’s largest broadline closeout retailer, announced the appointment of James R. Tener, to the company’s board of directors as a new independent member. Mr. Tener’s appointment fills a board vacancy previously held by Albert J. Bell.

Tener (55) is currently the president and chief operating officer of Brook Mays Music Group, the nation’s largest full-line music retailer with a national and international client base. “We are extremely pleased and fortunate to welcome Jim to our board,” stated Michael Potter, chairman and CEO of Big Lots. “As a well-respected industry veteran, Jim brings broad operational expertise that will complement the already strong mix of skill and talent represented on our board.”

Previous to his current position, Tener had an extensive career as a senior level retailing executive including chief operating officer of The Sports Authority; executive vice president, store operations of OfficeMax, Inc.; president and chief operating officer of Busybody, Inc., and senior vice president of operations of Pier 1 Imports. Earlier in his career, Mr. Tener held executive operations positions with both Marshall’s and Federated.

Mr. Tener also serves on the board of directors of Edwin Watts Golf and currently resides in Texas with his wife.

###

Big Lots, Inc. (www.biglots.com) is the nation’s largest broadline closeout retailer with annual revenues exceeding $4 billion. Headquartered in Columbus, Ohio, Big Lots operates more than 1,500 retail stores serving 46 states. Five regional closeout distribution centers ranging in size from 1 million to 3 million square feet and two furniture distribution centers provide the company’s stores with brand-name products from more than 3,000 manufacturers. Big Lots offers merchandise on average at 20 to 40 percent below most discount retailers and up to 70 percent below conventional retailers. Founded in 1967, the company employs more than 45,000 associates across the U.S. By creating excitement with brand-name closeouts and bargains through a unique shopping experience, Big Lots meets the needs of customers by providing an assortment of merchandise including consumables, seasonal products, furniture and home, housewares, toys, and gifts. Big Lots, a Fortune 500 company, is traded on the New York Stock Exchange under the symbol BLI.